SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No. ____)

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                          Excal Enterprises, Inc.
               ----------------------------------------------
              (Name of Registrant as Specified in its Charter)

                        EP Opportunity Fund, L.L.C.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:    Edward McCarthy                        Jeffrey Eisenberg
             Beacon Hill Partners                   EP Opportunity Fund, L.L.C.
             (212) 843-8500                         (312) 456-9500

                ISS RECOMMENDS VOTE FOR EP OPPORTUNITY FUND
                   NOMINEE AND AGAINST EXCAL ENTERPRISES

         CHICAGO--August 2, 1999-- Institutional Shareholder Services ("ISS"), the largest independent proxy advisory firm, recommended in a report issued on July 30, 1999 that shareholders vote in favor of the EP Opportunity Fund, L.L.C. (the "Fund") nominee, Jeffrey Eisenberg, for the one board seat up for election at the Annual Meeting of Stockholders of Excal Enterprises Inc, (Nasdaq: EXCL) and recommended a vote for the Fund's bylaw proposal to provide that all action to be taken by the Board of Directors shall be taken by the unanimous vote of all of the Directors then holding office and requiring the affirmative vote of at least 75% of the shares to vote at a meeting of stockholders to amend the provision.

         In the report, ISS stated, " EP Opportunity Fund's interests, in our opinion, are clearly aligned with those of other outside shareholders. In our opinion, shareholders need a dissident and independent voice on the board who has the ability to support sound business judgements but can also protect the rights of other outside shareholders via a veto." Reflecting on EP Opportunity Fund's bylaw proposal ISS wrote, "In light of the company's poor governance profile, ISS also recommends the proposed bylaw amendment. Election of Mr. Eisenberg and failure to approve the bylaw amendment would seriously inhibit his ability to protect the interests of other outside shareholders."

         Jeffrey Eisenberg said that the Fund was extremely pleased with the ISS recommendation and stated, "With the ISS recommendation the call for change at the company is getting louder and louder. Hopefully this will send a clear-cut message to the board of directors that change is needed now. As I have stated previously, I believe that management's strategic plan is ill conceived and will result in the withering away of shareholder value over time."

         The Fund urges shareholders to support its nominee, Jeffrey Eisenberg, and to support its proposal on August 5. Shareholders who have questions should contact Jeffrey Eisenberg at 312- 456-9500.

         EP Opportunity Fund was established, and is managed, by Eisenberg Partners, L.L.C., of which Jeffrey Eisenberg serves as the manager. The Fund primarily invests in publicly traded companies which appear to offer significant appreciation.

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